Exhibit 4.5

TWENTY-SIXTH SUPPLEMENTAL INDENTURE

THIS TWENTY-SIXTH SUPPLEMENTAL INDENTURE, dated as of October 11, 2019 (this “Twenty-Sixth Supplemental Indenture”), among EXPRESS SCRIPTS HOLDING COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Company”), CIGNA CORPORATION, a corporation organized and existing under the laws of the State of Delaware, and the Company’s parent Company (“Cigna”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of November 21, 2011 (the “Base Indenture” and, as amended, supplemented and otherwise modified on or prior to the date hereof, including by this Twenty-Sixth Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms specified at the time of issuance;

WHEREAS, pursuant to the Indenture, the Company has issued its (1) 4.750% Senior Notes due 2021, (2) 6.125% Senior Notes due 2041, (3) 3.900% Senior Notes due 2022, (4) 3.50% Senior Notes due 2024, (5) 3.300% Senior Notes due 2021, (6) 4.500% Senior Notes due 2026, (7) 3.000% Senior Notes due 2023, (8) 3.400% Senior Notes due 2027, (9) 4.800% Senior Notes due 2046 and (10) 3.050% Senior Notes due 2022 (together with the 4.750% Senior Notes due 2021, the 6.125% Senior Notes due 2041, the 3.900% Senior Notes due 2022, the 3.50% Senior Notes due 2024, the 3.300% Senior Notes due 2021, the 4.500% Senior Notes due 2026, the 3.000% Senior Notes due 2023, the 3.400% Senior Notes due 2027 and the 4.800% Senior Notes due 2046, the “Securities”);

WHEREAS, Section 9.2 of the Base Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture (the “Requisite Consents”), subject to certain exceptions specified in Section 9.2 of the Base Indenture which require the consent of each Outstanding Security affected thereby;

WHEREAS, Cigna has, on the Company’s behalf, solicited consents (the “Consent Solicitations”) from eligible holders of the Securities to effectuate certain proposed amendments to the Indenture as set forth herein (the “Proposed Amendments”), pursuant to the terms of Cigna’s Offering Memorandum and Consent Solicitation Statement, dated as of September 26, 2019;

WHEREAS, the Requisite Consents for the adoption of the Proposed Amendments have been obtained, and this Twenty-Sixth Supplemental Indenture complies with the requirements of Article Nine of the Base Indenture and is authorized and permitted by the Indenture, all as certified by an Officer’s Certificate delivered by certain officers of the Company delivered to the Trustee and an Opinion of Counsel

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delivered to the Trustee simultaneously with the execution and delivery of this Twenty-Sixth Supplemental Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Twenty-Sixth Supplemental Indenture for the purpose of amending the Indenture to adopt the Proposed Amendments as permitted by Section 9.2 of the Base Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a Board Resolution.

NOW, THEREFORE, for and in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Securities, as follows:

Section 1. Capitalized Terms. For purposes of this Twenty-Sixth Supplemental Indenture:

(a)                Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture;

(b)               All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Base Indenture; and

(c)                The terms “herein,” hereof,” “hereunder” and other words of similar import refer to this Twenty-Sixth Supplemental Indenture.

Section 2. Proposed Amendments. The following provisions of the Base Indenture shall, from the date hereof, no longer be applicable to the Securities:

Section 5.1(3) of the Base Indenture	Events of Default (cross acceleration and payment default provision)
Section 5.1(4) of the Base Indenture	Events of Default (provision with respect to default in the performance, or breach of any covenant or warranty of the company in any material respect for a period of 60 days without cure)
Section 7.4 of the Base Indenture	Reports by Express Scripts or the Company
Section 8.1(2) of the Base Indenture	Company May Consolidate, Etc., Only on Certain Terms (provision requiring no Event of Default shall have occurred and be continuing after giving effect to such transaction)
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Section 10.6 of the Base Indenture	Payment of Taxes and Other Claims
Section 10.8 of the Base Indenture	Limitation on Liens
Section 10.9 of the Base Indenture	Limitations on Sale and Lease-Back Transactions
Section 10.10 of the Base Indenture	Right to Require Repurchase Upon a Change of Control Triggering Event

Any and all references to any provisions of the Indenture or any of the Global Securities which are not applicable to the Securities, as applicable, by virtue of any provision of this Twenty-Sixth Supplemental Indenture and any and all obligations thereunder related solely to such deleted provision throughout the Indenture or any of the Global Securities are of no further force or effect with respect to the Securities, as applicable. Any and all terms defined in the Indenture or any of the Global Securities which are used in any provisions of the Indenture or Global Securities which are not applicable to the Securities by virtue of any provision of this Twenty-Sixth Supplemental Indenture and which are not otherwise used in any other provision of the Indenture or any of the Global Securities not affected by this Twenty-Sixth Supplemental Indenture are hereby deleted in full.

Section 3. Integral Part; Effect of Supplement on Indenture. This Twenty-Sixth Supplemental Indenture constitutes an integral part of the Indenture. Except for the amendments and supplements made by this Twenty-Sixth Supplemental Indenture, the Base Indenture shall remain in full force and effect as executed.

Section 4. Adoption, Ratification and Confirmation. The Indenture, as supplemented by this Twenty-Sixth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 5. Trustee Not Responsible for Recitals. The recitals in this Twenty-Sixth Supplemental Indenture are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals.  The Trustee makes no representations as to the validity or sufficiency of this Twenty-Sixth Supplemental Indenture.

Section 6. Counterparts. This Twenty-Sixth Supplemental Indenture may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original and all of which shall constitute but one and the same instrument.

Section 7. Governing Law. This Twenty-Sixth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 8. Conflict with Trust Indenture Act. If any provision of this Twenty-Sixth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and

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govern this Twenty-Sixth Supplemental Indenture, the latter provision shall control.  If any provision of this Twenty-Sixth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to the Twenty-Sixth Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 9. FATCA. The Company confirms to the Trustee it has no knowledge that this Supplemental Indenture has resulted in a material modification of the Securities for purposes of Sections 1471 through 1474 of the Code (“FATCA”). The Company shall give the Trustee prompt written notice of any material modification of the Securities deemed to occur for FATCA purposes of which it has knowledge. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Securities to the knowledge of the Company, unless the Trustee receives written notice of such modification from the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Sixth Supplemental Indenture to be duly executed as of the date first above written.

CIGNA CORPORATION
By:	/s/ Timothy Buckley
Name:	Timothy Buckley
Title:	Vice President and Treasurer

EXPRESS SCRIPTS HOLDING COMPANY
By:	/s/ Timothy Buckley
Name:	Timothy Buckley
Title:	Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President